Exhibit 10.2

DEAL CUSIP 59522LAA6

FACILITY CUSIP 59522LAB4

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of October 1, 2013

by and among

MID-AMERICA APARTMENTS, L.P.,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers,

and

PNC BANK, NATIONAL ASSOCIATION

as Syndication Agent,

i

	§4.15	Certain Provisions Relating to Increased Costs	42
	§4.16	Assumptions Concerning Funding of LIBOR Loans	42

§5.	UNSECURED OBLIGATIONS; GUARANTY		43

	§5.1	Unsecured Obligations	43
	§5.2	Additional Subsidiary Guarantors	43
	§5.3	Release of a Subsidiary Guarantor	44

§6.	REPRESENTATIONS AND WARRANTIES		44

	§6.1	Corporate Authority, Etc.	44
	§6.2	Governmental Approvals	45
	§6.3	Title to Properties	45
	§6.4	Financial Statements	46
	§6.5	No Material Changes	46
	§6.6	Franchises, Patents, Copyrights, Etc.	46
	§6.7	Litigation	47
	§6.8	No Material Adverse Contracts, Etc.	47
	§6.9	Compliance with Other Instruments, Laws, Etc.	47
	§6.10	Tax Status	47
	§6.11	No Event of Default	48
	§6.12	Investment Company Act	48
	§6.13	Absence of UCC Financing Statements, Etc.	48
	§6.14	Partners and the REIT	48
	§6.15	Certain Transactions	48
	§6.16	Employee Benefit Plans	49
	§6.17	Disclosure.	49
	§6.18	Trade Name; Place of Business	50
	§6.19	Regulations T, U and X	50
	§6.20	Environmental Compliance	50
	§6.21	Subsidiaries; Organizational Structure	51
	§6.22	Material Contracts	51
	§6.23	Property	52
	§6.24	Brokers	52
	§6.25	Other Debt	52
	§6.26	Solvency	52
	§6.27	No Bankruptcy Filing	53
	§6.28	No Fraudulent Intent	53
	§6.29	Transaction in Best Interests of Borrower and Guarantors; Consideration	53
	§6.30	Contribution Agreement	53
	§6.31	OFAC	54
	§6.32	Unencumbered Borrowing Base Properties	54

§7.	AFFIRMATIVE COVENANTS		54

	§7.1	Punctual Payment	54
	§7.2	Maintenance of Office	54
	§7.3	Records and Accounts	54

	§7.4	Financial Statements, Certificates and Information	55
	§7.5	Notices	58
	§7.6	Existence; Maintenance of Properties; NYSE Listing	59
	§7.7	Insurance	60
	§7.8	Taxes; Liens	60
	§7.9	Inspection of Properties and Books	60
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	61
	§7.11	Further Assurances	61
	§7.12	Limiting Agreements	61
	§7.13	Ownership of Real Estate	62
	§7.14	Business Operations	62
	§7.15	Distributions of Income to Borrower	62
	§7.16	Plan Assets	63
	§7.17	Unencumbered Borrowing Base Properties	63

§8.	NEGATIVE COVENANTS		65

	§8.1	Restrictions on Indebtedness	65
	§8.2	Restrictions on Liens, Etc.	66
	§8.3	Restrictions on Investments	68
	§8.4	Merger, Consolidation	69
	§8.5	Sale and Leaseback	70
	§8.6	Compliance with Environmental Laws	70
	§8.7	Distributions	72
	§8.8	Asset Sales	72
	§8.9	Restriction on Prepayment of Indebtedness	72
	§8.10	Derivatives Contracts	73
	§8.11	Transactions with Affiliates	73
	§8.12	Equity Pledges	73

§9.	FINANCIAL COVENANTS		73

	§9.1	Reserved	73
	§9.2	Unencumbered Leverage Ratio	73
	§9.3	Minimum Unencumbered Interest Coverage Ratio	73
	§9.4	Total Leverage Ratio	73
	§9.5	Total Secured Leverage Ratio	74
	§9.6	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	74
	§9.7	Minimum Consolidated Tangible Net Worth	74

§10.	CLOSING CONDITIONS		74

	§10.1	Loan Documents	74
	§10.2	Certified Copies of Organizational Documents	74
	§10.3	Resolutions	74
	§10.4	Incumbency Certificate; Authorized Signers	75
	§10.5	Opinion of Counsel	75
	§10.6	Payment of Fees and Expenses	75
	§10.7	Performance; No Default	75

	§10.8	Representations and Warranties	75
	§10.9	Proceedings and Documents	75
	§10.10	Eligible Real Estate Qualification Documents	75
	§10.11	Compliance Certificate	76
	§10.12	Consents	76
	§10.13	Reserved	76
	§10.14	Representations True; No Default; Confirming Certificate	76
	§10.15	Other	76

§11.	RESERVED		77

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC		77

	§12.1	Events of Default and Acceleration	77
	§12.2	Certain Cure Periods; Limitation of Cure Periods	80
	§12.3	Reserved	80
	§12.4	Remedies	80
	§12.5	Distribution of Proceeds	81
	§12.6	Reserved	81

§13.	SETOFF		82

§14.	THE AGENT		82

	§14.1	Authorization	82
	§14.2	Employees and Agents	83
	§14.3	No Liability	83
	§14.4	No Representations	84
	§14.5	Payments	84
	§14.6	Holders of Notes	85
	§14.7	Indemnity	85
	§14.8	Agent as Lender	85
	§14.9	Resignation; Removal	85
	§14.10	Duties in the Case of Enforcement	86
	§14.11	Agent May File Proofs of Claim	86
	§14.12	Reliance by Agent	87
	§14.13	Approvals	87
	§14.14	Borrower Not Beneficiary	87
	§14.15	Lender Credit Decision	88

§15.	EXPENSES		88

§16.	INDEMNIFICATION		89

§17.	SURVIVAL OF COVENANTS, ETC.		90

§18.	ASSIGNMENT AND PARTICIPATION		90

	§18.1	Conditions to Assignment by Lenders	90
	§18.2	Register	91
	§18.3	New Notes	92
	§18.4	Participations	92

	§18.5	Pledge by Lender	92
	§18.6	No Assignment by the Borrower or the Guarantors	93
	§18.7	Disclosure	93
	§18.8	Amendments to Loan Documents	93
	§18.9	Mandatory Assignment	94
	§18.10	Titled Agents	94

§19.	NOTICES		95

§20.	RELATIONSHIP		96

§21.	GOVERNING LAW; Litigation; Jurisdiction; Other Matters; Waivers		96

§22.	HEADINGS		97

§23.	COUNTERPARTS		98

§24.	ENTIRE AGREEMENT, ETC.		98

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		98

§26.	DEALINGS WITH THE BORROWER AND THE GUARANTORS		99

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		99

§28.	SEVERABILITY		100

§29.	TIME OF THE ESSENCE		100

§30.	NO UNWRITTEN AGREEMENTS		100

§31.	REPLACEMENT NOTES		100

§32.	NO THIRD PARTIES BENEFITED		100

§33.	PATRIOT ACT		101

§34.	JOINT AND SEVERAL LIABILITY		101

§35.	TERMINATION; SURVIVAL		101

§36.	EFFECT ON ORIGINAL CREDIT AGREEMENT		101

v

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF JOINDER AGREEMENT

Exhibit C	FORM OF COMPLIANCE CERTIFICATE

Exhibit D	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit E	FORM OF CONTRIBUTION AGREEMENT

Schedule 1.1	LENDERS AND LOANS

Schedule 1.2	INITIAL UNENCUMBERED BORROWING BASE PROPERTIES

Schedule 1.3	EXISTING CREDIT FACILITIES

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.18	TRADE NAMES

Schedule 6.20	ENVIRONMENTAL MATTERS

Schedule 6.21(a)	REIT’S SUBSIDIARIES

Schedule 6.21(b)	UNCONSOLIDATED ENTITIES OF REIT AND ITS SUBSIDIARIES

Schedule 6.25	MATERIAL LOAN AGREEMENTS

AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) is made as of October 1, 2013, by and among MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with U.S. Bank and PNC, the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as Agent for the Lenders.

R E C I T A L S

WHEREAS, Colonial Realty Limited Partnership, a Delaware limited partnership (“Colonial LP”), the Agent and certain of the Lenders are parties to that certain Term Loan Agreement dated as of May 11, 2012 (as amended, supplemented or otherwise modified from time to time, the “Original Credit Agreement”);

WHEREAS, as a result of the Colonial Merger Transactions (as defined below), Colonial LP will become a subsidiary of the Borrower and the Borrower has requested that the Agent and the Lenders (a) consent to the assumption by the Borrower of all of Colonial LP’s obligations under the Original Credit Agreement and (b) amend and restate the Original Credit Agreement;

WHEREAS, the Agent and the Lenders have agreed, subject to certain terms and conditions set forth herein, to permit the Borrower to assume all of Colonial LP’s obligations under the Original Credit Agreement and to amend and restate the Original Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Original Credit Agreement in its entirety and covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Subsidiary Guarantor. Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.2.

Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the preceding four (4) fiscal quarters minus (b) the Capital Reserves for such period.

Adjusted Net Operating Income. On any date of determination, the sum of (a) the Net Operating Income for the preceding two (2) fiscal quarters annualized minus (b) the Capital Reserves for such period.

Administrative Questionnaire. The Administrative Questionnaire completed by each Lender and delivered to the Agent in a form supplied by the Agent to the Lenders from time to time.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person. In no event shall Agent or any Lender be deemed to be an Affiliate of Borrower.

Agent. U.S. Bank, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 1100 Abernathy Road, Suite 1250, Atlanta, Georgia 30328, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Seyfarth Shaw LLP or such other counsel as selected by Agent.

Agreement. This Amended and Restated Term Loan Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Applicable Margin. The Applicable Margin shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below:

Pricing Level	Credit Rating Level	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
I	Credit Rating Level 1	1.10%	1.10%
II	Credit Rating Level 2	1.20%	1.20%
III	Credit Rating Level 3	1.40%	1.40%
IV	Credit Rating Level 4	1.60%	1.60%
V	Credit Rating Level 5	2.05%	2.05%

The Applicable Margin shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers. U.S. Bank, or any successor, and PNC Capital Markets LLC, or any successor.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Albert M. Campbell, Andrew Schaeffer, Timothy Argo, Leslie B.C. Wolfgang and such other Persons as the Borrower shall designate in a written notice to Agent.

Balance Sheet Date. March 31, 2013.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

Base Rate Loans. Any portion of a Loan bearing interest at a rate based on the Base Rate.

Borrower. As defined in the preamble hereto.

Breakage Costs. Means any loss, cost, or expense which any Lender sustains or incurs as a consequence of (i) any payment or prepayment (whether voluntary, involuntary or required pursuant to the terms hereof) of any LIBOR Rate Loan, or Conversion of any LIBOR Rate Loan, on a day that is not a Reprice Date with respect to such Loan; (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the interest rate applicable to a LIBOR Loan from LIBOR to an alternate index selected by such Lender with respect to the outstanding principal balance of such Loan on a date other than a Reprice Date, all including, without limitation, such loss or expenses arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Rate Loan hereunder; or (iii) any failure by the Borrower for any reason to borrow a LIBOR Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Rate Loan or Continue a LIBOR Rate Loan on the requested date of such Conversion or Continuation.

Building. With respect to each Unencumbered Borrowing Base Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located and New York, New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period and with respect to any improved multifamily Real Estate, an amount equal to (i) $200 per apartment unit multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. For any period and with respect to any improved office Real Estate an amount equal to (i) $0.25 multiplied by (ii) the square footage of all office Real Estate multiplied by (iii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. For any period and with respect to any improved Real Estate which is not multifamily or office Real Estate, an amount equal to (i) $0.15 multiplied by (ii) the square footage of any such Real Estate multiplied by (iii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of REIT and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Entities.

Capitalization Rate. Six and three-quarters percent (6.75%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value. For any Real Estate as of any date of determination, an amount equal to (a) the Adjusted Net Operating Income for such Real Estate for the previous two (2) fiscal quarters annualized divided by (b) the Capitalization Rate.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. See §6.20(a).

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of REIT equal to at least thirty percent (30%);

(b) as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c) the Borrower or any Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d) REIT (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least eighty-five percent (85%) of the economic, voting and beneficial interests of the Borrower, (ii) fails to be the sole general partner of the Borrower, or (iii) shall fail to control the management and policies of the Borrower; or

(e) the Borrower (or in the event that the Subsidiary of Borrower which owns the project commonly known as Woods of Post House becomes a Borrowing Base Subsidiary, Borrower and REIT) (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interests of each Borrowing Base Subsidiary, or (ii) shall fail to control the management and policies of each Borrowing Base Subsidiary;

(f) Both of H. Eric Bolton, Jr. and Albert M. Campbell III shall cease to be the Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively, of the REIT, and competent and experienced directors or officers, as applicable, shall not be reasonably approved by the Agent within three (3) months of such event.

Closing Agreement. The Closing Agreement by and among the REIT, the Borrower, the Agent and the Lenders.

Closing Date. The first date on which all of the conditions set forth in §10 have been satisfied.

CLP Bonds. $300,000,000 of unsecured senior bonds issued by Colonial LP via a public bond offering on June 16, 2004 which mature on June 15, 2014; $325,000,000 of unsecured senior bonds issued by Colonial LP via a public bond offering on September 21, 2005 which mature on October 1, 2015; and $275,000,000 of unsecured senior bonds issued by Colonial LP via a public bond offering on August 24, 2006 which mature on September 1, 2016.

CLP Guaranties. See §8.1(f).

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Colonial. See the definition of the term “Colonial Merger Transactions”.

Colonial LP. See the Recitals to this Agreement.

Colonial Merger Transactions. The transactions described in that certain Agreement and Plan of Merger dated as of June 3, 2013 (the “Merger Agreement”) and certain other agreements among Borrower, REIT, Martha Merger Sub, L.P., a Delaware limited partnership and a subsidiary of Borrower (“Merger Sub”), Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), and Colonial LP pursuant to which (i) REIT will merge with Colonial, with REIT surviving such merger and the current equity holders of REIT holding approximately fifty-six percent (56%) of the equity interest of REIT post-merger and (ii) Colonial LP will merge with Merger Sub, with Colonial LP surviving such merger and Colonial LP becoming a Wholly Owned Subsidiary of Borrower.

Compliance Certificate. See §7.4(c).

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. For any period of determination, an amount equal to the EBITDA of REIT and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Entities. Collectively, the REIT and all Subsidiaries of the REIT.

Consolidated Fixed Charges. For any period of determination, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) all Preferred Distributions paid during such period (other than Preferred Distributions paid by a Consolidated Entity to another Consolidated Entity), plus (c) the scheduled principal amount of all amortization payments in respect to Indebtedness of the Consolidated Entities during such period (other than any such Indebtedness owed to another Consolidated Entity and any balloon payments), plus (d) the Consolidated Entities’ Unconsolidated Allocation Percentage in the fixed charges referred to above of their Unconsolidated Entities for such period.

Consolidated Interest Expense. For any period of determination, (a) total interest (whether accrued or paid) actually payable by the Consolidated Entities, together with the interest portion of payments on Capitalized Leases of the Consolidated Entities, determined on a Consolidated basis for such period minus (b) any non-cash amounts included in such total Interest Expense which reflect the amortization of deferred financing charges for such period.

Consolidated Tangible Net Worth. As of any date of determination, with respect to the Consolidated Entities determined on a Consolidated basis, the sum of (a) Consolidated Total Asset Value minus (b) Consolidated Total Indebtedness.

Consolidated Total Asset Value. On a Consolidated basis for the Consolidated Entities, Consolidated Total Asset Value shall mean as of any date of determination the sum of the following (without duplication):

(a) with respect to multi-family Real Estate, owned by REIT, the Borrower and their respective Wholly Owned Subsidiaries for four (4) full fiscal quarters or more (other than those included under clauses (c) and (d) below), (x) the Adjusted Net Operating Income attributable to such Real Estate for the period of the two (2) fiscal quarters most recently ending prior to the date of determination annualized divided by (y) the Capitalization Rate; plus

(b) with respect to Real Estate owned by REIT, the Borrower and their Wholly Owned Subsidiaries for less than four (4) full fiscal quarters (other than those included under clauses (c) and (d) below), the undepreciated book value determined in accordance with GAAP of all such Real Estate; plus

(c) the undepreciated book value determined in accordance with GAAP of all Development Properties owned by REIT, the Borrower and their respective Wholly-Owned Subsidiaries; plus

(d) the undepreciated book value determined in accordance with GAAP of all Unimproved Land owned by REIT, the Borrower and their respective Wholly-Owned Subsidiaries; plus

(e) the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries as of the date of determination determined in accordance with GAAP; plus

(f) with respect to other Real Estate not included in (a), (b), (c), and (d), the undepreciated book value determined in accordance with GAAP of all such Real Estate; plus

(g) the REIT’s Unconsolidated Allocation Percentage of the Consolidated Total Asset Value attributable to any of the items listed above in (a) – (f) above in this definition owned by an Unconsolidated Entity.

For purposes of determining Consolidated Total Asset Value, assets no longer owned as of a date of determination shall be excluded from such calculation.

Consolidated Total Indebtedness. All Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) the Consolidated Entities’ Unconsolidated Allocation Percentage of the Indebtedness of their Unconsolidated Entities.

Consolidated Total Secured Indebtedness. On any date of determination, all Secured Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) the Consolidated Entities’ Unconsolidated Allocation Percentage of the Secured Indebtedness of their Unconsolidated Entities.

Consolidated Total Unsecured Indebtedness. On any date of determination, all Unsecured Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) the Consolidated Entities’ Unconsolidated Allocation Percentage of the Unsecured Indebtedness of their Unconsolidated Entities.

Continue, Continuation and Continued. Each refers to the continuation of a LIBOR Rate Loan from one Interest Period to another Interest Period pursuant to §4.1.

Continuation/Conversion Notice. See §4.1(a).

Contribution Agreement. That certain Contribution Agreement as may be required to be executed by the Borrower and the Guarantors (including each Additional Subsidiary Guarantor which may hereafter become a party thereto) pursuant to the terms hereof, in the form attached hereto as Exhibit E, as the same may be modified, amended or ratified from time to time.

Convert, Conversion and Converted. Each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to §4.1.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Credit Percentage. With respect to each Lender means the ratio, expressed as a percentage, of (a) the unpaid principal amount of such Lender’s Loan to (y) the aggregate unpaid principal amount of all Loans.

Credit Rating. As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to REIT’s or Borrower’s long-term senior unsecured non-credit enhanced debt by either of the Rating Agencies. A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P is equivalent to a credit rating of Baa1 by Moody’s and vice versa. It is the intention of the parties that if REIT or Borrower, as applicable, shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating. If

REIT or Borrower, as applicable, shall have obtained a credit rating from both of the Rating Agencies, the higher of the two ratings shall control, provided that the lower rating is only one level below that of the higher rating. If the lower rating is more than one level below that of the higher credit rating, the operative rating shall be deemed to be one rating level lower than the higher of the two ratings. In the event that REIT or Borrower, as applicable, shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from one of the Rating Agencies, the operative rating would be deemed to be one rating level lower than the remaining rating. In the event that REIT or Borrower, as applicable, shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from both of the Rating Agencies, REIT or Borrower, as applicable, shall be deemed for the purposes hereof not to have a credit rating. If at any time either of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply. In the event that both the Borrower and the REIT have obtained Credit Ratings, then the Credit Ratings of the Borrower or the REIT, as applicable, that result in the most favorable Credit Rating for the Borrower shall be the applicable Credit Rating.

Credit Rating Level. One of the following five pricing levels, as applicable, and provided, that the initial Applicable Margin shall be at Credit Rating Level 3.

Credit Rating Level 1 means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P or A3 by Moody’s.

Credit Rating Level 2 means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s and Credit Rating Level 1 is not applicable.

Credit Rating Level 3 means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable.

Credit Rating Level 4 means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Baa3 by Moody’s and Credit Rating Levels 1, 2, and 3 are not applicable.

Credit Rating Level 5 means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Baa3 by Moody’s or there is no Credit Rating.

Debtor Relief Laws. The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar applicable laws or regulations relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Subject to §2.13(c), any Lender that (a) has failed to (i) fund all or any portion of its Loan within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations, in any, hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. (a) Any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

Development Property. Any Real Estate owned or acquired by the REIT, Borrower or any of their respective Subsidiaries and on which the Borrower or any of its Subsidiaries is actively pursuing construction of one or more buildings for use as a multifamily property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the REIT, Borrower or such Subsidiary; provided that any such property will no longer be considered to be a Development Property at the earlier to occur of (i) the first date that not less than 85% of the apartment units in such multifamily property are subject to a lease and (ii) such Real Estate having been in operation for four (4) full fiscal quarters.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Loan is converted in accordance with §4.1.

EBITDA. For any period (without duplication), the consolidated Net Income (or Loss) of the Consolidated Entities for such period (before deduction for minority interests in any of the Consolidated Entities and excluding any adjustments for “straight-line rent accounting”), plus (A) the following items to the extent deducted in computing such consolidated Net Income (or Loss) for such period: (i) Consolidated Interest Expense of the Consolidated Entities for such period, (ii) consolidated income tax expense of the Consolidated Entities for such period, (iii) consolidated expenses associated with the upfront costs of acquisitions and not otherwise capitalized, and (iv) consolidated real estate depreciation, amortization, and other extraordinary and non-cash items of the Consolidated Entities for such period (except, in the case of such other non-cash items, to the extent that a cash payment will be required to be made in respect thereof in a future period), minus (B) the following items to the extent included in computing such consolidated Net Income (or Loss) for such period: (i) all consolidated gains (or plus all consolidated losses) attributable to any sales or other dispositions of assets, debt restructurings or early retirement of debt of the Consolidated Entities in such period, and (ii) all income (or plus all losses) from all Unconsolidated Entities, plus (or minus, as applicable) (C) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity for such period.

Eligible Real Estate. Real Estate:

(a) which is wholly-owned in fee (or leased under a Ground Lease) by the REIT, Borrower or a Wholly Owned Subsidiary of Borrower (or as permitted in clause (e) of the definition of Change of Control, Borrower and REIT);

(b) which is located within the continental United States;

(c) which is either (i) Unimproved Land, (ii) a Development Property, (iii) the Headquarters, (iv) Real Estate that is not income-producing multifamily property, Unimproved Land, Development Property or Headquarters or (v) an income-producing multifamily property, which contains improvements that are in operating condition and available for occupancy, is currently open for business to the public and has been fully and continuously operating during the immediately preceding three (3) month period, and with respect to which valid certificates of occupancy and all other operating permits and licenses have been validly issued and are in full force and effect.

(d) as to which all of the representations set forth in §6 of this Agreement concerning Unencumbered Borrowing Base Property are true and correct; and

(e) which is in compliance with and would not cause a Default or Event of Default under this Agreement.

Eligible Real Estate Qualification Documents. See §7.17.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. See §6.20(a).

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering. The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code or §4001 of ERISA, and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA as to which the requirement of notice has not been waived or any other event with respect to which the Borrower or an ERISA Affiliate could have liability under ERISA §4062(e) or §4063.

Event of Default. See §12.1.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under § 4.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to § 4.4(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with the requirements imposed under FATCA.

Existing Credit Facilities. The credit facilities of Borrower more particularly described on Schedule 1.3 hereto.

FATCA. Sections 1471 through 1474 of the Code.

Federal Funds Rate. For any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

Foreign Lender. (a) If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funds from Operations. With respect to REIT and its Subsidiaries for any period, on a Consolidated basis (and in accordance with the standards established by the Board of Governors of NAREIT in its March 1995 White Paper, as amended in November 1999 and April 2000), Net Income, excluding to the extent included to arrive at Net Income: (i) gains (or losses) from sales of property and extraordinary and unusual items, (ii) depreciation and amortization, and (iii) expenses (not otherwise capitalized) associated with the upfront costs of acquisitions. Adjustments for Unconsolidated Entities will be calculated to reflect funds from operations on the same basis.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority).

Ground Lease. An unsubordinated ground lease as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, REIT and the Subsidiary Guarantors (including all Additional Subsidiary Guarantors), and individually any one of them.

Guaranty. The Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith given by REIT and, if required by the terms of this Agreement, the Subsidiary Guarantors (including each Additional Subsidiary Guarantor which may hereafter become a party thereto) to and for the benefit of Agent and the Lenders as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Required Lenders.

Hazardous Substances. See §6.20(b).

Headquarters. The REIT’s corporate headquarters, which is wholly owned by the Borrower and located at 6584 Poplar Avenue, Memphis, Tennessee.

Increase Date. See §2.11(a).

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests); (f) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (g) such Person’s Unconsolidated Allocation Percentage of the Indebtedness of any Unconsolidated Entity of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of the Borrower.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Interest Payment Date. The first (1st) day of each calendar month during the term of this Agreement.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the “Interest Period” (as defined in the Original Credit Agreement) applicable to such Loan on the Closing Date, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of the one, three or six month period, as selected by the Borrower in a Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if the Borrower shall fail to give notice as provided in §4.1(c), the Borrower shall be deemed to have requested a LIBOR Rate Loan with respect to the affected LIBOR Rate Loan with an Interest Period of one month as provided in, and subject to, the terms of §4.1(c);

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit B hereto.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lenders. U.S. Bank, PNC, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18).

Lending Office. For each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Acceptance Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

LIBOR. With respect to any LIBOR Rate Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two New York Banking Days prior to the Reprice Date and having a maturity equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Rate Loans. Any portion of a Loan bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Guaranty, the Joinder Agreement, the Closing Agreement, the Contribution Agreement, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans (other than any Derivatives Contract).

Loan and Loans. An individual loan or the aggregate loans, as the case may be, in the maximum principal amount of $150,000,000.00 (subject to increase in §2.11) made by the Lenders under the Original Credit Agreement. All Loans were made in Dollars.

Loan Increase. An increase in the aggregate outstanding principal balance of the Loans to not more than $250,000,000.00 pursuant to §2.11.

Loan Increase Arranger. U.S. Bank, in its capacity as the arranger of any Loan Increase.

Manager. Mid-America Apartments, L.P., a Tennessee limited partnership.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Contract. Any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, REIT or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Material Subsidiary. Any Subsidiary of REIT which has total asset value that constitutes in excess of five percent (5%) of Consolidated Total Asset Value. For the purposes of this definition, the asset value shall be calculated consistent with the definition of Consolidated Total Asset Value.

Maturity Date. May 11, 2017.

Merger Agreement. See the definition of the term “Colonial Merger Transactions”.

Merger Sub. See the definition of the term “Colonial Merger Transactions”.

Moody’s. Moody’s Investor Service, Inc. or its successor.

Mortgage Notes. Seller financing notes that REIT or any of its Subsidiaries has received from purchasers of its properties. For purposes of calculations in this Agreement, Mortgage Notes shall be valued in accordance with GAAP (including write-offs for uncollectability).

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) or §4001(a)(3) of ERISA or §414(f) of the Code maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith.

Net Operating Income. For any Real Estate and for a given period, the sum of the following (without duplication): (a) gross revenues (including interest income) received in the ordinary course from such Real Estate minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Real Estate, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the REIT, Borrower or any Subsidiary, any property management fees, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring expense associated with any financing, merger, acquisition, divestiture or other capital transaction) minus (c) a management fee in the amount of three percent (3.0%) of the gross revenues for such Real Estate for such period.

New York Banking Day. Any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, NY.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of a Person for borrowed money (other than construction completion guaranties with respect to Development Properties) in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Non-Recourse Indebtedness” only to the extent of the amount of such claim) is contractually and solely limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and is not a general obligation of such Person.

Notes. See §2.2.(b).

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or arising or incurred after the commencement of any bankruptcy or insolvency proceeding (whether or not the same is allowed as an enforceable claim in such proceeding), direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise. “Obligations” shall not include any obligations of any Borrower or Guarantor arising under any Derivatives Contract.

Occupancy Rate. With respect to any Eligible Real Estate included in the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value, the ratio, expressed as a percentage, of (a) the number of apartment units in such Eligible Real Estate actually occupied by tenants (excluding any tenants holding over) that are not affiliated with the Borrower and paying rent at rates not materially less than rates generally prevailing in the geographical market of the respective Eligible Real Estate at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and is continuing which has continued unremedied for thirty (30) or more days to (b) the aggregate number of apartment units in such Eligible Real Estate. With respect to any Real Estate that is not income-producing multifamily, Unimproved Land, Development Property or Headquarters, the ratio, expressed as a percentage, of (a) the rented area of leased premises of such Real Estate to (b) the total rentable area of such Real Estate. For purposes of determining compliance with §7.17(a)(viii), the aggregate Occupancy Rate shall be computed on an aggregated basis for all Unencumbered Borrowing Base Properties, consistent with the provisions for determining the Occupancy Rate for any individual Unencumbered Borrowing Base Property as set forth above.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Original Credit Agreement. See the Recitals to this Agreement.

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, bank, trust company, land trust, business trust, unincorporated association, joint venture, business, or other legal entity or organization (whether or not a legal entity), or any other nongovernmental entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

PNC. As defined in the preamble hereto.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by any of the Consolidated Entities. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to any of the Consolidated Entities; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Private Placement Notes. $135,000,000 of unsecured notes issued by Borrower via a private placement on July 29, 2011 and outstanding on the date hereof which includes $50,000,000 of 4.68% Senior Guaranteed Notes (Series A) due July 29, 2018; $72,750,000 of 5.40% Senior Guaranteed Notes (Series B) due July 29, 2021; and $12,250,000 of 5.57% Senior Guaranteed Notes (Series C) due July 29, 2023 and $175,000,000 of unsecured notes issued by Borrower via a private placement on August 31, 2012, September 28, 2012, and November 30, 2012 and outstanding on the date hereof which includes $18,000,000 of 3.15% Senior Guaranteed Notes (Series A) due November 30, 2017; $20,000,000 of 3.61% Senior Guaranteed Notes (Series B) due November 30, 2019; $117,000,000 of 4.17% Senior Guaranteed Notes (Series C) due November 30, 2022; and $20,000,000 of 4.33% Senior Guaranteed Notes (Series D) due November 30, 2024.

Rating Agencies. S&P and Moody’s, collectively, and Rating Agency means either S&P or Moody’s.

Real Estate. All real property at any time owned or leased (in whole or in part) or operated by the REIT, Borrower or any of their respective Subsidiaries or Unconsolidated Entities and which is located in the continental United States or Hawaii, including, without limitation, the Unencumbered Borrowing Base Properties.

Recipient. The Agent and any Lender, as applicable.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Register. See §18.2.

Regulatory Change. With respect to any Lender, (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Office or any corporation controlling any Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Regulatory Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Regulatory Change regardless of the date adopted, issued, promulgated or implemented.

REIT. Mid-America Apartment Communities, Inc., a Tennessee corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. See §6.20(c)(iv).

Reprice Date. The first day of each Interest Period.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Credit Percentages exceed 50%; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Credit Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Credit Percentages of such Defaulting Lenders; provided further that in the event that there are at least two (2) Lenders that are not Defaulting Lenders, in no event shall the “Required Lenders” include less than two (2) Lenders that are not Defaulting Lenders.

Risk-Based Capital Guidelines. (i) The risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

SEC. The federal Securities and Exchange Commission.

S&P. Standard & Poor’s Ratings Group or its successor.

Secured Indebtedness. Any Indebtedness of a Person that is secured by a Lien on any Real Estate or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred, plus the aggregate value of any improvements to such assets, plus the value of any additional assets provided to secure such Indebtedness. Notwithstanding the foregoing, Secured Indebtedness shall exclude Indebtedness that is secured solely by ownership interests in another Person that owns Real Estate which is encumbered by a mortgage securing Indebtedness.

Stabilized Property. Any Real Estate that has had an Occupancy Rate of not less than 90% for not less than three (3) consecutive months. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

Stock Investments. Investment in Persons that are not Unconsolidated Entities or Subsidiaries.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. The Persons that are a party to the Guaranty (other than REIT) from time to time, including any and all Additional Subsidiary Guarantors.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Titled Agents. The Arrangers, and any syndication agent or documentation agent.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Allocation Percentage. As of any date of determination with respect to any Unconsolidated Entity, the aggregate percentage ownership interest of the Consolidated Entities in such Unconsolidated Entity as of such date.

Unconsolidated Entity. Any Person in which the REIT has an Investment that (a) is not consolidated with REIT in accordance with GAAP or (b) is not a Subsidiary.

Unencumbered Adjusted NOI. For any period of determination, Adjusted Net Operating Income from Unencumbered Borrowing Base Properties; provided, however, that in no event shall any Adjusted Net Operating Income from the Headquarters be included in the calculation of Unencumbered Adjusted NOI.

Unencumbered Asset Value. As of the date of determination, without duplication, the sum of the following amounts on such date, all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP: (i) Unrestricted Cash and Cash Equivalents, (ii) the Capitalized Value of all Unencumbered Borrowing Base Properties (excluding the Capitalized Value of Unencumbered Borrowing Base Properties that are classified as Development Properties as of such date and the Capitalized Value of all Unencumbered Borrowing Base Properties that were not owned by any Consolidated Entity for four full fiscal quarters as of such date) which are multifamily properties, (iii) without duplication, the undepreciated book value of all Unencumbered Borrowing Base Properties which are multifamily properties and are owned or in operation by any Consolidated Entity for less than four (4) full fiscal quarters as of such date and all Unencumbered Borrowing Base Properties that are classified as Development Properties as of such date, and (iv) without duplication, the undepreciated book value of the Headquarters and all Unencumbered Borrowing Base Properties that are classified as other improved Real Estate that is not a multifamily property or Unimproved Land as of such date. For purposes of this definition, to the extent (a) the Unencumbered Asset Value attributable to any single property would exceed ten percent (10%) of the Unencumbered Asset Value, (b) the Unencumbered Asset Value attributable to the total of all of Development Properties, other Real Estate that is not a multifamily property, Unimproved Land and Unrestricted Cash and Cash Equivalents would exceed twenty percent (20%) of Unencumbered Asset Value, (c) the Unencumbered Asset Value attributable to Unimproved Land would exceed ten percent (10%) of Unencumbered Asset Value, and (d) the Unencumbered Asset Value attributable to assets owned by REIT (other than Borrower or a Subsidiary of Borrower) would exceed fifteen percent (15%) of Unencumbered Asset Value, in each such case such excess shall be excluded.

Unencumbered Borrowing Base Properties. Eligible Real Estate which satisfy all conditions set forth in §7.17(a), or which have been included in the calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value pursuant to §7.17(b). The initial properties designated by the Borrower to be Unencumbered Borrowing Base Properties are described on Schedule 1.2 hereto.

Unencumbered Interest Coverage Ratio. As of any date of determination, Unencumbered Adjusted NOI divided by the Unencumbered Interest Expense tested on a trailing four quarter basis.

Unencumbered Interest Expense. As of any date of determination the interest expense accrued with respect to Unsecured Indebtedness for the previous four (4) fiscal quarters.

Unimproved Land. Land on which no development (other than improvements that are not material and are temporary in nature) has occurred and on which no development is scheduled to occur within the following twelve (12) months.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, negative pledge, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Indebtedness. With respect to the REIT and its Subsidiaries as of any date of determination, the Indebtedness of such Persons which is not Secured Indebtedness.

U.S. Bank. As defined in the preamble hereto.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. As defined in § 4.4(d)(ii)(B)(iii).

Wholly Owned Subsidiary. As to a Person, any Subsidiary of such first Person that is directly or indirectly owned one hundred percent (100%) by such first Person.

Withholding Agent. (i) Borrower, (ii) any other Guarantor, and (iii) the Agent, as applicable.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower, Guarantors or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.	THE CREDIT FACILITY.

§2.1 Term Loans.

(a) Pursuant to the Original Credit Agreement, each of the Lenders made a Loan to Colonial LP, the aggregate outstanding principal amount of which on the date hereof is set forth on Schedule 1.1. Upon and subject to satisfaction of the conditions set forth in §10, (i) Colonial LP shall be deemed to have assigned to the Borrower in full all of Colonial LP’s rights and benefits, and the Borrower shall be deemed to have unconditionally and absolutely assumed in full all of Colonial LP’s obligations and liabilities (including without limitation, all Obligations (as defined in the Original Loan Agreement) of Colonial LP), under the Original Credit Agreement, as amended and restated by this Agreement, and the other Loan Documents (as defined in the Original Loan Agreement) and (ii) the Agent and the Lenders shall be deemed to have consented to the Colonial Merger Transactions and the transactions described in the preceding clause (i).

(b) The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Notes”), dated of even date with this Agreement (except as otherwise provided in §2.11(b) or §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in the principal amount equal to initial principal balance of such Lender’s Loan. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of receipt of any payment of principal of the Loans, an appropriate notation on Agent’s Record reflecting the receipt of such payment. The outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence, absent manifest error, of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due. By delivery of the Notes, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the indebtedness evidenced by the “Notes” as defined in the Original Credit Agreement, which indebtedness is instead allocated among the Lenders as of the date hereof and evidenced by this Agreement and the Notes in accordance with their respective Credit Percentages.

§2.2 Reserved.

§2.3 Reserved.

§2.4 Reserved.

§2.5 Reserved.

§2.6 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b) Each LIBOR Rate Loan shall bear interest for each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.

(c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 Reserved.

§2.8 Reserved.

§2.9 Reserved.

§2.10 Reserved.

§2.11 Increase in Loans.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option from time to time prior to the Maturity Date to request one or more additional Loans by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Loan Increase”); provided that after giving effect to such Loans, the aggregate amount of the Loans shall not exceed $250,000,000.00, provided further that any such individual increase must be in a minimum amount of $25,000,000.00 and increments of $5,000,000.00 in excess thereof (or such smaller amounts as the Agent may approve). Upon receipt of any Increase Notice, the Agent shall consult with the Loan Increase Arranger, and shall notify the Borrower of the amount of fees to be paid to any Lenders who provide additional Loans (or in the case of an existing Lender, increases the principal amount of its Loan) and to be paid to the Loan Increase Arranger in connection with such increase. If the Borrower agrees to pay the fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Loan Request Notice”) informing them of the Borrower’s request for additional Loans and of the facility fees to be paid to Lenders with respect thereto. Each existing Lender who desires to increase the principal amount of its Loan upon such terms shall provide Agent with a written commitment letter specifying the amount of the increase which it is willing to provide prior to such deadline as may be specified in the Additional Loan Request Notice. If the requested increase is oversubscribed then the Borrower, the Agent and the Loan Increase Arranger shall allocate the Loan Increase among the Lenders who provide such commitment letters on such basis as they shall reasonably agree. If the additional Loans so provided are not sufficient to provide the full amount of the Loan Increase requested by the Borrower, then the Agent, the Loan Increase Arranger or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, the Loan Increase Arranger and the Borrower) to become a Lender and provide additional Loans. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Loans to be provided by each Lender on the effective date of the Loan Increase specified therein (the “Increase Date”). In no event shall any existing Lender be obligated to increase the principal amount of its Loan.

(b) Upon the effectiveness of the Loan Increase pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Notes for each new Lender and each existing Lender increasing the principal amount of its Loan. The Agent shall deliver such Notes to the respective Lenders, in the case of each existing Lender increasing the principal amount of its Loan in exchange for the Note replaced thereby which shall be promptly surrendered by such Lender to Borrower. Such new Notes shall, in the case of each existing Lender increasing the principal amount of its Loan provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Increase Date and shall otherwise be in substantially the form set forth in Exhibit A. Simultaneously with the issuance of any new Notes pursuant to this §2.11(b), if required by the Agent, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Notes shall be canceled and promptly returned to the Borrower. In connection with any increase in the aggregate principal amount of the Loans pursuant to this Section any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request.

(c) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to provide a Loan Increase pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any Loan Increase:

(i) The Borrower shall pay (A) to the Agent and the Loan Increase Arranger those fees agreed to in writing with the Agent and the Loan Increase Arranger with respect to the Loan Increase, and (B) to the Loan Increase Arranger such facility fees as the Lenders who are providing additional Loans may require, which fees shall, when paid, be fully earned and non-refundable under any circumstances; and

(ii) On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after giving effect to such increase, there shall exist no Default or Event of Default; and

(iii) The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and after giving effect to such increase (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects); and

(iv) The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v) The Borrower and the Guarantors shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 Reserved.

§2.13 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law and in addition to the rights and remedies that may be available to the Agent, the Lenders or the Borrower under this Agreement or Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to §12 or otherwise) or received by the Agent from a Defaulting Lender pursuant to §13 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions precedent to the making of such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of the Loan of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Credit Percentages). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will make such adjustments as the Agent may determine to be necessary to cause the interest of the Lenders in the Loans to be on a pro rata basis in accordance with their respective Credit Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that (i) that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all other Obligations.

§3.2 Reserved.

§3.3 Optional Prepayments.

(a) Borrower shall have the right, at its election and without payment of any penalty or fee, to prepay the outstanding amount of the Loans, as a whole or in part, at any time and from time to time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §§ 4.8 and 4.11.

(b) The Borrower shall give the Agent, no later than 11:00 a.m. (Central time) at least one (1) Business Day prior written notice of any prepayment pursuant to this §3.3 of Loans, specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice shall be irrevocable once given).

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000.00 or an integral multiple of $100,000.00 in excess thereof, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. In the absence of instruction by the Borrower, prepayments shall be applied first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5 Reserved.

§3.6 Effect of Prepayment. Amounts of the Loans prepaid under §3.3 or otherwise prior to the Maturity Date may not be reborrowed.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to Convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) LIBOR Business Day’s prior written notice (notices received later than 11:00 a.m. (Central time) on any LIBOR Business Day shall be deemed received on the next Business Day) of such election (a “Conversion/Continuation Request”), and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice (notices received later than 11:00 a.m. (Central time) on any such LIBOR Business Day shall be deemed received on the next LIBOR Business Day) of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than three (3) different Interest Periods for LIBOR Rate Loans outstanding at any one time unless all of the Lenders otherwise consent in writing; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower. The Agent shall promptly notify the Lenders of the applicable LIBOR or Base Rate.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) Subject to the proviso in the preceding clause (b), in the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. The Borrower agrees to pay to U.S. Bank for its own account or the account of the Lenders, as applicable, certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated July 12, 2013 between the Borrower and U.S. Bank (the “Agreement Regarding Fees”).

§4.3 Agent’s Fee. The Borrower shall pay to Agent, for the Agent’s own account, an annual administration fee as provided in the Agreement Regarding Fees. The Agent’s fee shall be payable as provided in the Agreement Regarding Fees.

§4.4 Funds for Payments; Taxes.

(a) All payments of principal, interest, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 1:00 p.m. (Central time) on the day when due, in each case in lawful money of the United States in immediately available funds (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). If not received by 1:00 p.m. (Central time) on the day when due, the Agent is hereby authorized to charge the accounts of the Borrower with U.S. Bank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrower or any Guarantor hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)	any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), 2 executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(e) Intentionally omitted.

(f) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or applicable Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of § 18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(g) As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) The obligations of the Borrower to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, or any unrelated transaction; (iii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Lenders as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

(j) Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§4.5 Computations. All computations of interest on the LIBOR Rate Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be based on a year of 360 days, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR are not likely to accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Continuation/Conversion Notice requesting the continuation of, or conversion of a Base Rate Loan into, a LIBOR Rate Loan shall be automatically withdrawn and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to convert Base Rate Loans into LIBOR Rate Loans and to continue LIBOR Rate Loans under §4.1 shall be suspended until the Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any Lender shall determine that any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its applicable Lending Office shall assert that it is unlawful, for any Lender to maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the obligations of the Lenders to maintain LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if a borrowing, conversion, or continuation of LIBOR Rate Loans does not occur on the date specified in the Additional Loan Request Notice or a Conversion/Continuation Request pursuant to §4.1, or if the Borrower fails to repay a LIBOR Rate Loan on the date specified in a prepayment notice pursuant to §3.3 or when otherwise required hereunder, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Credit Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a LIBOR Rate Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Rate Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Rate Loan, less (B) the amount of interest that would accrue on the same LIBOR Rate Loan for the same period if LIBOR were set on the date on which such LIBOR Rate Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Rate Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. The Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if, on or after the Closing Date, any Regulatory Change shall:

(a) subject any Lender or the Agent or the applicable Lending Office of any Lender or any corporation controlling such Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Loan (other than Excluded Taxes), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender or the Agent or the applicable Lending Office of any Lender or any corporation controlling such Lender of the principal of or the interest on its Loan or any other amounts payable to any Lender or Agent under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Rate Loans is determined to the extent utilized when determining LIBOR for such Loans), assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, or any class of loans or commitments of which any of the Loans forms a part, and the result of any of the foregoing under clauses “a” through “d” of this § 4.9 is:

(i) to increase the cost to any Lender, Agent any Lending Office of such Lender, or any corporation controlling such Lender, of making, funding, renewing, extending or maintaining its Loan, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender, Agent any Lending Office of such Lender, or any corporation controlling such Lender, hereunder on account of such Lender’s Loan, or

(iii) to require any Lender, Agent any Lending Office of such Lender, or any corporation controlling such Lender, to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.10 Capital Adequacy. If after the date hereof any Lender in good faith determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Loan to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.9 and §4.10, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.11 Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above an amount equal to the sum of the Base Rate plus the Applicable Margin in effect from time to time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This §shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if (a) any Lender has given notice of the existence of the circumstances set forth in §4.7, (b) has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts or (c) is a Defaulting Lender (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation or such Lender becoming a Defaulting Lender, as applicable, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice or such Lender becoming a Defaulting Lender, as applicable, to elect to cause the Affected Lender to transfer its Loan in accordance with the terms of §18. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Loan, pro rata based upon their relevant Credit Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Loan then the Agent and Borrower shall endeavor to obtain a new Lender to acquire such remaining Loan that is reasonably acceptable to Agent and Borrower. Upon any such purchase of the Loan of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Loan shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees and all other Obligations owing to such Lender.

§4.16 Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to a Lender under this Article shall be made as though such

Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

§5.	UNSECURED OBLIGATIONS; GUARANTY.

§5.1 Unsecured Obligations. The Lenders made the Loans to the Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.2 Additional Subsidiary Guarantors.

(a) Borrowing Base Guarantors. In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of the Borrower (or as permitted in clause (e) of the definition of Change of Control, Borrower and REIT) be included as an Unencumbered Borrowing Base Property and such Wholly Owned Subsidiary of the Borrower has incurred, acquired, suffered to exist or otherwise is liable with respect to Indebtedness that is not Non-Recourse Indebtedness, the Borrower shall as a condition thereto, in addition to the requirements of §7.17, cause each such Wholly Owned Subsidiary to execute and deliver to Agent a Joinder Agreement (and if such Subsidiary is the first Subsidiary Guarantor, then such Subsidiary Guarantor, Borrower and REIT shall execute and deliver a Contribution Agreement), and such Subsidiary shall become a Subsidiary Guarantor hereunder. Further, as a condition to any Subsidiary of the Borrower (or, as applicable, Borrower and REIT) that owns a Unencumbered Borrowing Base Property or other assets the value of which is included in the determination of Unencumbered Asset Value at any time incurring, acquiring, suffering to exist or otherwise becoming liable with respect to Indebtedness that is not Non-Recourse Indebtedness, Borrower shall cause such Subsidiary to execute and deliver to Agent a Joinder Agreement (and if such Subsidiary is the first Subsidiary Guarantor, then such Subsidiary Guarantor, Borrower and REIT shall execute and deliver a Contribution Agreement), and such Subsidiary shall become a Subsidiary Guarantor hereunder.

(b) Other Subsidiary Guarantors. Borrower shall cause any Subsidiary of the Borrower or REIT that is the borrower or co-borrower under, guarantees, or otherwise becomes obligated in respect of, any Indebtedness that is not Non-Recourse Indebtedness of the REIT or any other Subsidiary of the REIT, to simultaneously execute and deliver to Agent a Joinder Agreement (and if such Subsidiary is the first Subsidiary Guarantor, then such Subsidiary Guarantor, Borrower and REIT shall execute and deliver a Contribution Agreement), and such Subsidiary shall become a Subsidiary Guarantor hereunder.

(c) Requirements. Any Subsidiary subject to clauses (a) or (b) above shall not be restricted by its respective organizational documents and applicable law, from serving as a Guarantor hereunder. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary or other entity. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

(d) Colonial LP. Notwithstanding §5.2(a) or (b) of this Agreement, provided that (i) no Default or Event of Default exists; (ii) Borrower or REIT, as applicable, maintains a Credit Rating of at least BBB- from S&P or Baa3 from Moody’s; and (iii) Colonial LP has no Indebtedness that is not Non-Recourse Indebtedness other than the CLP Bonds and/or CLP Guaranties, Colonial LP shall not be required to become or shall be released as a Subsidiary Guarantor. If Colonial LP incurs, acquires, suffers to exist or otherwise is or becomes liable with respect to any Indebtedness that is not Non-Recourse Indebtedness other than CLP Bonds and/or CLP Guaranties or renews or extends the CLP Bonds, then Colonial LP shall be required to immediately become a Subsidiary Guarantor.

§5.3 Release of a Subsidiary Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as: (a) no Default or Event of Default shall then be in existence or would occur as a result of such release; (b) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release (or such shorter period as may be acceptable to the Agent in its sole discretion); and (c) such Subsidiary Guarantor is no longer required to be a Subsidiary Guarantor pursuant to the terms of §5.2(a) or (b). Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to REIT, which may only be released upon the written approval of Agent and all of the Lenders.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. REIT is a corporation duly organized pursuant to its charter filed with the Tennessee Secretary of State, and is validly existing and in good standing under the laws of Tennessee. REIT is organized and conducts its business in a manner which enables it to qualify as a real estate investment trust under, and is entitled to the benefits of, §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code. The Borrower is a limited partnership duly organized pursuant to its certificate of limited partnership filed with the Tennessee Secretary of State, and is validly existing and in good standing under the laws of Tennessee. REIT and the Borrower (i) have all requisite power to own their respective property and conduct their respective business as now conducted and as presently contemplated, and (ii) are in good standing and are duly authorized to do business in the jurisdictions where the Unencumbered Borrowing Base Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b) Subsidiaries. Each of the Subsidiary Guarantors and other Subsidiaries of the Borrower and REIT (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Unencumbered Borrowing Base Property owned or leased by it is located and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement by the Borrower and Colonial LP and the other Loan Documents to which any of the Borrower, the Guarantors, or Colonial LP is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. This Agreement and the other Loan Documents to which the Borrower, Colonial LP, or any of the Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower, Colonial LP, or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, Governmental Authority other than those already obtained except for those filings after the date hereof as may be required as a publicly traded real estate investment trust.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the pro-forma consolidated balance sheet of REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no Liens except Permitted Liens.

§6.4 Financial Statements. The Borrower has furnished to Agent: (a) the unaudited consolidated balance sheet of REIT and its Subsidiaries as of the close of business on Balance Sheet Date and the related unaudited consolidated statement of income and cash flow as of the close of business on Balance Sheet Date certified by the chief financial officer, treasurer or other senior financial officer of the REIT reasonably acceptable to Agent, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Unencumbered Borrowing Base Properties for the period ending June 30, 2013, reasonably satisfactory in form to the Agent and certified by the chief financial officer, treasurer or other senior financial officer of the REIT reasonably acceptable to Agent as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors, and the Real Estate (including, without limitation, the Unencumbered Borrowing Base Properties). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods, subject, in the case of unaudited financials, to normal year-end audit adjustments and the absence of footnotes. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business (a) of the Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date, or their consolidated statement of income or cash flows for the fiscal quarter then ended, or (b) of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date, or their consolidated statement of income or cash flows for the fiscal quarter then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Unencumbered Borrowing Base Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of such Unencumbered Borrowing Base Property.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where such failure has not and could not reasonably be expected to have a Material Adverse Effect.

§6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to cause a Default, or Event of Default or have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the date of this Agreement there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor or any of their respective Subsidiaries individually or in the aggregate in excess of $1,000,000.00 or any Unencumbered Borrowing Base Property.

§6.8 No Material Adverse Contracts, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has had, or is expected in the future to have, a Material Adverse Effect. None of the Borrower, the Guarantors or any of their respective Subsidiaries is in default (taking into account all applicable cure periods, if any) of any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. As of the date of this Agreement, there are no audits pending or to the knowledge of the Borrower or the Guarantors threatened with respect to any tax returns filed by the Borrower, Guarantors or their respective Subsidiaries individually or in the aggregate involving tax returns of $15,000,000.00 or greater. As of the date of this Agreement, Borrower has provided the taxpayer identification number for the Borrower and the Guarantors to the Agent and the Lenders.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, the Guarantors nor any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens, to the best of Borrower’s knowledge and belief there is no financing statement (but excluding any financing statements that may be filed against the Borrower, any of the Guarantors or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower, any of the Guarantors or their respective Subsidiaries or rights thereunder.

§6.14 Partners and the REIT. REIT is the sole general partner of the Borrower and as of the Closing Date owns not less than a ninety three percent (93%) partnership interest in the Borrower, and as of the Closing Date such partnership interest is REIT’s sole interest in the Borrower.

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto and except with respect to agreements with employees of the Borrower, any Guarantor or any of their respective Subsidiaries which in the aggregate provide for consideration or other benefits to such employees of less than $100,000.00 per year, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, the Guarantors or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.16 Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the Unencumbered Borrowing Base Properties constitutes a “plan asset” within the meaning of ERISA and the Code.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein and in light of the circumstances under which they were made not misleading. The written information, reports and other papers and data with respect to the Borrower, the Guarantors, any Subsidiary or the Unencumbered Borrowing Base Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports or any other documents (excluding financial statements or reports) prepared by third parties or legal conclusions or analysis provided by the Borrower’s and Guarantors’ counsel (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18 Trade Name; Place of Business. Except as provided in Schedule 6.18 hereto, neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and the Guarantors is 6584 Poplar Avenue, Memphis, Tennessee 38138.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance.

(a) None of the Borrower, the Guarantors, their respective Subsidiaries nor to the best knowledge and belief of the Borrower and the Guarantors any operator or manager of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), which violation (i) involves Real Estate (other than the Unencumbered Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Borrowing Base Property and has caused or could reasonably be expected to cause a violation of §7.17(a)(ii).

(b) None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local Governmental Authority, that it has been identified as a potentially responsible party under any Environmental Law or with respect to any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of or has been found at any site, or that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) in connection with the release of Hazardous Substances or violation of Environmental Laws, which in any case (i) involves Real Estate other than the Unencumbered Borrowing Base Properties and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Borrowing Base Property and has caused or could reasonably be expected to cause a violation of §7.17(a)(ii).

(c) Except as set forth in Schedule 6.20 hereto, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and (ii) no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (iii) no Hazardous Substances have been generated (as to predecessors in title of REIT, Borrower or their Subsidiaries, to the best of Borrower’s knowledge) or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iv) there has been no past (as to predecessors in title of REIT, Borrower or their Subsidiaries, to the best of Borrower’s knowledge) or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of properties, as applicable, of the type and size of those owned by the Borrower, the Guarantors and their respective Subsidiaries in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws, except with respect to the foregoing in this §6.20(c) as (A) any Real Estate (other than the Unencumbered Borrowing Base Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect and (B) any Unencumbered Borrowing Base Property where the foregoing has not caused and could not reasonably be expected to cause a violation of §7.17(a)(ii).

(d) None of the Borrower or the Guarantors have received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which (i) as to any Real Estate other than a Unencumbered Borrowing Base Property has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim or (ii) with respect to any Unencumbered Borrowing Base Property has caused or could reasonably be expected to cause a violation of §7.17(a)(ii).

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Entities of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Entities, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Entity. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules. Each Borrowing Base Subsidiary is a Wholly Owned Subsidiary of the Borrower (or as permitted under this Agreement, Borrower and REIT).

§6.22 Material Contracts. As of the Closing Date, the Borrower and each of the Guarantors that is a party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract, and no default or event of default or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

§6.23 Property. All of the Unencumbered Borrowing Base Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear. All of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Unencumbered Borrowing Base Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Borrowing Base Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement or taxes which in the aggregate do not exceed $1,000,000.00 as to which no proceedings to enforce the payment thereof have commenced). Each Unencumbered Borrowing Base Property which is multifamily and which is a phase of a larger project either has on such Unencumbered Borrowing Base Property a leasing office, clubhouse and other amenities for such project or has access to each of the foregoing on the adjoining phase through a perpetual insured easement.

§6.24 Brokers. None of the Borrower, the Guarantors nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. As of the Closing Date only, none of the Borrower, the Guarantors nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or has received written notice that it is in default of the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party. None of the Borrower, the Guarantors or any of their respective Subsidiaries is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any such Person. Schedule 6.25 hereto describes all credit facilities of the Borrower, the Guarantors or any of their respective Subsidiaries or their respective properties and entered into by such Person as of the date of this Agreement with respect to any Indebtedness of such Person in an amount greater than $5,000,000.00.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any of the Guarantors is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. None of the Borrower or the Guarantors is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither the Borrower nor the Guarantors have knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and each of the Guarantors and, to Borrower’s and Guarantors’ belief, the creditors of such Persons. The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a guarantor of the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, the Guarantors and their respective Subsidiaries to have available financing to conduct and expand their business. The Borrower and the Guarantors further acknowledge and agree that the Borrower and the Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30 Contribution Agreement. Upon the execution and delivery of the Contribution Agreement pursuant to §5.2, the Contribution Agreement shall constitute the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.31 OFAC. None of the Borrower, the Guarantors or their respective Subsidiaries is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.32 Unencumbered Borrowing Base Properties. Schedule 1.2 is a correct and complete list of all Unencumbered Borrowing Base Properties as of the Closing Date. Each of the Unencumbered Borrowing Base Properties included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§7.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as this Agreement is in effect:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and the Guarantors will maintain their respective chief executive office at 6584 Poplar Avenue, Memphis, Tennessee 38138, or at such other place in the United States of America as the Borrower or the Guarantors shall designate upon at least thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or the Guarantors in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and the Guarantors will keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account with full, true and correct entries. Except as required by a change in GAAP or any change in regulations of any regulatory authority having jurisdiction, neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that the Borrower’s and REIT’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) within ten (10) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than ninety (90) days after the end of each calendar year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification by a nationally recognized accounting firm approved by the Agent and who shall have authorized REIT to deliver such financial statements and certification thereof to Agent and the Lenders, and any other information the Lenders may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries and of REIT and its Subsidiaries;

(b) within ten (10) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent in the form of Exhibit C hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §8.3(h) - (m) (and the last sentence of §8.3), §8.7 and §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income and Adjusted Net Operating Income for such fiscal quarter for each of the Unencumbered Borrowing Base Properties and Funds from Operations, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such statement fairly presents in all material respects the Funds from Operations, Net Operating Income and Adjusted Net Operating Income for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the Borrower, the Guarantors and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) promptly upon the request of Agent or the Required Lenders, (i) a Rent Roll for each of the Unencumbered Borrowing Base Properties, and a combined Rent Roll for all of the Unencumbered Borrowing Base Properties, included in the calculation of Unencumbered Asset Value and a summary thereof in form satisfactory to Agent as of the end of each fiscal quarter (including the fourth fiscal quarter in each year), (ii) an operating statement for each of the Unencumbered Borrowing Base Properties for each such quarter and year to date, a consolidated operating statement for the Unencumbered Borrowing Base Properties for each such quarter and year to date, and a balance sheet for the Borrowing Base Subsidiary which owns or leases any Unencumbered Borrowing Base Property as at the end of the most recently ended fiscal quarter (such statements, balance sheets and reports to be in form reasonably satisfactory to Agent), (iii) a comparison of actual results to budgeted results for each such quarter and year to date, together with the actual results for the same fiscal quarter and year to date for the immediately preceding calendar year, and (iv) a statement of the capital expenditures for the Unencumbered Borrowing Base Properties for each such quarter and year to date, together with a comparison against budgeted forecasts;

(f) promptly upon the request of Agent or the Required Lenders, a statement (i) listing the Real Estate owned by the Borrower, the Guarantors and their Subsidiaries (or in which the Borrower, the Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrower, the Guarantors and their Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof (or if there is a trustee acting on behalf of the holders, the trustee), the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower, the Guarantors and their Subsidiaries which are Unimproved Land or Development Properties, and if a Development Property providing a brief summary of the status of such development;

(g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or REIT that is not publicly available;

(h) promptly upon the request of Agent, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantors;

(i) promptly upon the request of Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements of REIT which are not publicly available;

(j) promptly upon the request of Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Borrowing Base Properties;

(k) not later than March 1 of each year, an operating and capital budget for the Borrower and its Subsidiaries for the such calendar year;

(l) promptly upon the request of Agent, copies of any financial covenant reporting, compliance certificate or similar reporting pursuant to the Existing Credit Facilities, the Private Placement Notes and the CLP Bonds, so long as the same remain outstanding;

(m) promptly upon becoming aware thereof, notice of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency;

(n) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing the Subsidiaries of Borrower and REIT that have incurred, acquired, suffered to exist or otherwise are liable with respect to Indebtedness that is not Non-Recourse Indebtedness;

(o) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing the Indebtedness that is not Non-Recourse Indebtedness of Colonial LP and any of its Subsidiaries, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof (or if there is a trustee acting on behalf of the holders, the trustee), the maturity date and any extension options; and

(p) from time to time such other financial data and information in the possession of the Borrower, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or the Guarantors and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower and the Guarantors) as the Agent or any Lender may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower and the Guarantors shall deliver paper copies thereof to Agent and the Lenders. The Borrower and the Guarantors authorize Agent, the Loan Increase Arranger and the Arrangers to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Guarantors release Agent, the Loan Increase Arranger, the

Arrangers and the Lenders from any liability in connection therewith. In the event that Agent receives paper copies of any material delivered pursuant to this §7.4 which is not made available by Intralinks, SyndTrak or any other electronic information dissemination system (or by posting to Borrower’s website), Agent shall promptly deliver copies of such material to each Lender.

§7.5 Notices.

(a) Defaults. The Borrower will within two (2) Business Days of becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or cause the redemption, prepayment or purchase thereof, which acceleration, redemption, prepayment or purchase would either cause a Default or Event of Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law at any Real Estate; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Unencumbered Borrowing Base Property, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c) Notice of Material Adverse Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any provision of any security issued by REIT, Borrower or any of their respective Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between REIT, Borrower or any of their respective Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting REIT, Borrower or any of their respective Subsidiaries, including pursuant to any applicable Environmental Laws.

(d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

(e) ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower, any Guarantor or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such ERISA Reportable Event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties; NYSE Listing.

(a) The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower and the Guarantors will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business. REIT will maintain its status, and election to be treated, as a real estate investment trust. REIT shall continue to own, directly or indirectly, not less than eighty-five percent (85%) of the economic, voting and beneficial interest in the Borrower and shall be the sole general partner of the Borrower and the Borrower (or as provided in clause (e) of the definition of Change of Control, Borrower and REIT) shall continue to own, directly or indirectly, one hundred percent (100%) of the economic, voting and beneficial interest in each Borrowing Base Subsidiary.

(b) The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Unencumbered Borrowing Base Property or would cause a Material Adverse Effect.

(c) REIT shall, at all times (i) cause its common shares to be duly listed and traded on the New York Stock Exchange and (ii) file all reports required to be filed by it in connection therewith in a timely manner, after giving effect to any extensions allowed by the New York Stock Exchange or the Securities and Exchange Commission.

§7.7 Insurance. The Borrower will, at its expense, procure and maintain insurance covering the Borrower and its Subsidiaries and the Real Estate in such amounts and against such risks and casualties as is customarily maintained by similar businesses.

§7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Borrowing Base Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property, except as to Real Estate which is not an Unencumbered Borrowing Base Property to the extent that the failure to do so has not had and could not reasonably be expected to result in a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, the Guarantors’ or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors and their respective Subsidiaries.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, the Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, the Guarantors or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

§7.11 Further Assurances. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Limiting Agreements.

(a) Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Unencumbered Borrowing Base Properties as security for the Obligations. Borrower shall take, and shall cause the Guarantors and their respective Subsidiaries to take, such actions as are necessary to preserve the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries. Notwithstanding anything to the contrary in this §7.12, the provisions of this §7.12 shall not apply to any agreement evidencing other Unsecured Indebtedness of the Borrower, REIT or any of their respective Subsidiaries which requires the use of Unencumbered Borrowing Base Properties as a borrowing base for other Unsecured Indebtedness or which contains financial covenants of a similar type to those in §9.2 and §9.3 of this Agreement.

(b) Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.12, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Unencumbered Borrowing Base Properties as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Borrowing Base Properties are pledged in the future as security for Indebtedness of the Borrower, any Guarantor or any Borrowing Base Subsidiary.

§7.13 Ownership of Real Estate. Without the prior written consent of the Required Lenders, all Real Estate and all interests (whether direct or indirect) of the Borrower or REIT in any real estate acquired or leased after the date hereof shall be owned or leased directly by the REIT, Borrower or a Wholly Owned Subsidiary of the Borrower or REIT; provided, however that the Borrower and REIT shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Entities as permitted by §8.3 and may dispose of such interests as permitted by §8.8.

§7.14 Business Operations. The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. The Borrower and the Guarantors will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation, management and development of multifamily properties (or other types of properties so long as such other types of properties do not constitute a substantial part of the business of the Borrower, the Guarantors and their respective Subsidiaries) or businesses incidental thereto (including ancillary attached retail).

§7.15 Distributions of Income to Borrower. The Borrower shall cause all of its Subsidiaries that are not Subsidiary Guarantors (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices. Neither the Borrower, the Guarantors or any of their Subsidiaries shall enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Borrower or any Guarantor or to otherwise transfer any property to the Borrower or any Guarantor, provided, however, that this sentence shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under §8.1(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (b) limitations on dividends and distributions of the Borrower and the REIT contained in any agreement evidencing other Unsecured Indebtedness of the Borrower, REIT or any of their respective Subsidiaries so long as such limitations are no more restrictive than those contained in §8.7 of this Agreement.

§7.16 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the Unencumbered Borrowing Base Properties will be deemed to be Plan Assets at any time.

§7.17 Unencumbered Borrowing Base Properties.

(a) Subject to clause (b) of this §7.17, the Eligible Real Estate included in the calculation of Unencumbered Adjusted NOI, and Unencumbered Asset Value and inclusion as Unencumbered Borrowing Base Properties shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease by the Borrower, REIT or a Wholly Owned Subsidiary of Borrower (or as permitted in clause (e) of the definition of Change of Control, Borrower and REIT) (such Subsidiary, a “Borrowing Base Subsidiary”), free and clear of all Liens other than the Liens permitted in §8.2(i)(A) and (iii), and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents but excluding any such limitations permitted pursuant to the last sentence of §7.12(a));

(ii) none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property, other than the restrictions on sale set forth in Section 7.3 of the Borrower’s Third Amended and Restated Limited Partnership Agreement as in effect on the date of this Agreement with respect to Park Estate and Reserve at Dexter Lake;

(iii) if such Real Estate is owned by a Borrowing Base Subsidiary (other than Colonial LP), the only assets of such Borrowing Base Subsidiary shall be Eligible Real Estate included in the calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value and inclusion as Unencumbered Borrowing Base Properties and related fixtures and personal property;

(iv) if multifamily Real Estate, such Real Estate is managed by Manager;

(v) no Person other than the Borrower, or a direct or indirect Wholly Owned Subsidiary of the Borrower (or as provided in clause (e) of the definition of Change of Control, Borrower and REIT) has any direct or indirect ownership of any legal, equitable or beneficial interest in such Borrowing Base Subsidiary if such Unencumbered Borrowing Base Property is owned or leased under a Ground Lease by a Borrowing Base Subsidiary, and no direct or indirect ownership or other interests or rights in any such Borrowing Base Subsidiary shall be subject to any Lien;

(vi) [Reserved];

(vii) [Reserved];

(viii) all Unencumbered Borrowing Base Properties will at all times have an aggregate Occupancy Rate of no less than eighty percent (80%);

(ix) the Borrower shall have delivered to the Agent a written request to include such Eligible Real Estate in the calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value, together with (1) a certification that such Eligible Real Estate is in compliance with the requirements of the Credit Agreement and (2) a calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value attributable to such asset, and at the Agent’s request in its sole discretion, each of the following: (A) a physical description of such Eligible Real Estate, (B) a current Rent Roll and current operating statements for such Eligible Real Estate, (C) an operating and capital expenditure budget for such Eligible Real Estate in form and substance reasonably satisfactory to the Agent, (D) a certification as to the matters covered under §7.17(a)(i)-(v), and (E) such other information as the Agent may reasonably require with respect to such Eligible Real Estate, including, but not limited to, any information required by the Agent to determine the Unencumbered Asset Value attributable to such Eligible Real Estate and compliance with this §7.17 (collectively, the “Eligible Real Estate Qualification Documents”); and

(x) such Eligible Real Estate has not been removed from the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value pursuant to §7.17(c), §7.17(d) or §7.17(e).

(b) Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.17(a), such Real Estate shall be included in the calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value so long as the Agent shall have received the prior written consent of each of the Required Lenders to the inclusion of such Real Estate in the calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value.

(c) In the event that all or any material portion of any Eligible Real Estate included in the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.

(d) Upon any asset ceasing to qualify to be included in the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value, such asset shall no longer be included in the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value. Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §§9.1, 9.2 and 9.3.

(e) In addition, the Borrower may voluntarily remove any Real Estate from the calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value in its sole discretion, or upon either of the events described in clause (b) or (c) of §5.3 occurring, by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Unencumbered Borrowing Base Property being removed, and a calculation of the value attributable to such Unencumbered Borrowing Base Property. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.17, §8.8 and §§9.1, 9.2 and 9.3.

(f) The Agent shall promptly notify the Lenders of the addition or removal of any Real Estate from the calculation of Unencumbered Adjusted NOI or Unencumbered Asset Value.

§8.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as so long as this Agreement is in effect:

§8.1 Restrictions on Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default or Event of Default;

(e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f) subject to the provisions of §9, Non-Recourse Indebtedness of the REIT, Borrower and their respective Subsidiaries (other than the Subsidiary Guarantors, the Borrowing Base Subsidiaries or any other Subsidiary of Borrower owning an interest in a Subsidiary Guarantor or a Borrowing Base Subsidiary); provided that REIT or the Borrower may provide a guaranty or indemnity with respect to Non-Recourse Exclusions in connection with such Non-Recourse Indebtedness; provided further that Colonial LP shall be allowed to remain liable, contingently or otherwise, on any guaranty or indemnity with respect to Non-Recourse Exclusions in connection with Non-Recourse Indebtedness existing as of the consummation of the Colonial Merger Transactions (the “CLP Guaranties”); and

(g) subject to the provisions of §9, Indebtedness (other than Non-Recourse Indebtedness) of the REIT, Borrower and their respective Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Subsidiary Guarantors nor Borrowing Base Subsidiaries shall create, incur, assume, guarantee or be or remain liable contingently or otherwise, with respect to any Indebtedness described in §8.1(f) or any Indebtedness described in §8.1(g) that is Secured Indebtedness (exclusive, in the case of Colonial LP, of the CLP Guaranties), (ii) a Subsidiary Guarantor shall only provide a guaranty of other Unsecured Indebtedness of the Borrower permitted pursuant to §8.1(g), and (iii) none of the Indebtedness described in §8.1(f) or §8.1(g) that is Secured Indebtedness shall have any of the Unencumbered Borrowing Base Properties or any interest therein or equipment related thereto or any direct or indirect ownership interest in any Subsidiary Guarantor or Borrowing Base Subsidiary as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude REIT or the Borrower from incurring liability with respect to Non-Recourse Exclusions in connection with the Indebtedness described in §8.1(f)).

§8.2 Restrictions on Liens, Etc. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations, including, without limitation, any Lien on the Unencumbered Borrowing Base Properties (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, the Guarantors and any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than (I) the Unencumbered Borrowing Base Properties and (II) any direct or indirect interest of the Borrower, REIT or any Subsidiary of the Borrower in any Subsidiary Guarantor or Borrowing Base Subsidiary, in respect of judgments permitted by §8.1(d);

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, and other non-monetary liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect; and

(iv) liens on properties or interests therein permitted by §8.1(f) or (g) (but excluding (A) Unencumbered Borrowing Base Properties or any interest therein, or (B) any direct or indirect interest of the Borrower, REIT or any Subsidiary of the Borrower in any Subsidiary Guarantor or any Borrowing Base Subsidiary ) to secure Indebtedness permitted by §8.1(f) or (g).

Notwithstanding anything in this Agreement to the contrary, (A) no Subsidiary Guarantor or Borrowing Base Subsidiary shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i)(A) and (iii); and (B) no Lien may be granted, suffered or incurred on any property, assets or revenues in favor of the lenders or holders under the Private Placement Notes or other Unsecured Indebtedness without effectively providing that all Obligations shall be secured equally and ratably with such Indebtedness pursuant to agreements in form and substance reasonably satisfactory to the Agent. In addition, the provisions of §8.2(f) shall not apply to any agreement referred to in the last sentence of §7.12(a).

§8.3 Restrictions on Investments. Neither the Borrower nor the Guarantors will, nor will they permit any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower, such Guarantor or such Subsidiary;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(c) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a) or (b) with banks described in the foregoing subsection (b) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(d) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (c) and have total assets in excess of $50,000,000;

(e) Investments by the Borrower in its Wholly Owned Subsidiaries;

(f) Investments by REIT in the Borrower, in its Wholly Owned Subsidiaries and other Subsidiaries (provided that any interest in such Subsidiaries not owned by REIT shall be owned directly or indirectly by Borrower);

(g) the acquisition of fee interests or long-term ground lease interests by the REIT, Borrower or their respective Subsidiaries in (i) Real Estate which are Stabilized Properties utilized for income-producing multifamily Real Estate and (ii) acquisitions of multifamily properties or condominium projects to be converted to multifamily properties which have certificates of occupancy but are not yet Stabilized Properties but which are expected to become Stabilized Properties within twenty-four (24) months following acquisition, in each case located in the continental United States and businesses and investments incidental thereto (including ancillary attached retail);

(h) Investments by the REIT, Borrower or their respective Subsidiaries in Unimproved Land; provided that the aggregate Investments therein shall not at any time exceed ten percent (10%) of Consolidated Total Asset Value at any time;

(i) Investments by the REIT, Borrower or their respective Subsidiaries in Development Properties which are being developed as income-producing multifamily properties; provided that the aggregate Investments therein shall not at any time exceed fifteen percent (15%) of Consolidated Total Asset Value;

(j) Investments by the REIT, Borrower or their respective Subsidiaries in non-Wholly Owned Subsidiaries and Unconsolidated Entities; provided that the aggregate Investments therein shall not at any time exceed fifteen percent (15%) of Consolidated Total Asset Value;

(k) Investments by the REIT, Borrower or their respective Subsidiaries in Mortgage Notes; provided that the aggregate Investment therein shall not at any time exceed five percent (5%) of Consolidated Total Asset Value;

(l) Investments by the REIT, Borrower or their respective Subsidiaries in Stock Investments; provided that the aggregate Investments therein shall not at any time exceed five percent (5%) of Consolidated Total Asset Value; and

(m) Investments by the REIT, Borrower or their respective Subsidiaries in Real Estate other than Real Estate described in §8.3(g), (h) and (i); provided that the aggregate Investments therein shall not at any time exceed five percent (5%) of Consolidated Total Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate Investments permitted under clauses (h), (i), (j), (k), (l) and (m) of this §8.3 exceed twenty-five percent (25%) of Consolidated Total Asset Value at any time. Notwithstanding the foregoing, in no event shall the aggregate Investments by REIT and its Subsidiaries (other than through Borrower and its Subsidiaries) permitted under this §8.3 exceed twenty percent (20%) of Consolidated Total Asset Value at any time.

§8.4 Merger, Consolidation. The Borrower and the Guarantors will not, and will not permit any of their respective Subsidiaries to, effect any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor (unless the Guarantor is the surviving entity), (iii) asset sales consummated in accordance with §5.3 or §8.8, (iv) the merger or consolidation of a Subsidiary of the REIT (other than the Borrower) with and into the REIT, and (v) the merger or consolidation, directly or indirectly, of Borrower or REIT with any other Person so long as (A) REIT or Borrower, as applicable, shall be the continuing and surviving Person; (B) Borrower shall have given the Agent and the Lenders at least thirty (30) days’ prior written notice of such consolidation or merger; (C) Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Borrower and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such consolidation or merger, together with any documentation and information reasonably requested by the Lenders in connection with “know your customer” laws or policies; (D) such consolidation or merger is not the result of a hostile takeover; (E) there is no Default or Event of Default at the time of such consolidation or merger and the consummation of such consolidation or merger does not result in a Default or Event of Default; and (F) each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects immediately after giving effect to such merger or consolidation (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

§8.5 Sale and Leaseback. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrower or the Guarantors will, nor will any of them permit any of its respective Subsidiaries or any other Person to, do any of the following and will use commercially reasonably reasonable efforts so as not to permit any other Person to: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, in each case, (i) with respect to any Real Estate other than an Unencumbered Borrowing Base Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Borrowing Base Property where any such use, generation, conduct or other activity has not caused and could not reasonably be expected to cause a violation of §7.17(a)(ii); and Borrower shall diligently and continuously pursue corrective, remedial and other actions to bring such Unencumbered Borrowing Base Property or Properties into compliance with Environmental Laws and to eliminate such liability.

The Borrower shall:

(i) in the event of any material change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Borrowing Base Properties in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Borrowing Base Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Borrowing Base Property by the Borrower), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Borrowing Base Property in full compliance with all applicable Environmental Laws; provided, that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Unencumbered Borrowing Base Properties prepared by an environmental consultant as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Borrowing Base Property and (ii) whether the use and operation of any such Unencumbered Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Unencumbered Borrowing Base Property, or that any of the Unencumbered Borrowing Base Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Unencumbered Borrowing Base Property prepared by an environmental consultant reasonably acceptable to Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Borrowing Base Property and (ii) whether the use and operation of such Unencumbered Borrowing Base Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Unencumbered Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions.

(a) The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners of REIT, if such Distribution by the Borrower or REIT to the extent that the amount of such Distributions paid in any fiscal quarter, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, exceeds ninety-five percent (95%) of Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude the Borrower from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the chief financial officer or treasurer of REIT or another senior financial officer of the REIT reasonably acceptable to the Agent containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(b) In the event that an Event of Default shall have occurred and be continuing, (i) the Borrower and REIT shall not pay any Distribution to their respective partners, members or other owners, other than, Distributions by the Borrower to REIT and by REIT in an amount equal to the minimum distributions required under the Code to maintain REIT Status of REIT, as evidenced by a certification of the chief financial officer or treasurer of REIT or another senior financial officer of the REIT reasonably acceptable to Agent containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (g), (h) or (i) shall have occurred or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8 Asset Sales. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction. The Borrower and the REIT shall not, individually or as a series of transactions, sell or transfer, or permit the sale or transfer of, all or substantially all of their assets (whether direct or indirect).

§8.9 Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (i) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (ii) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.

§8.10 Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection for existing floating rate Indebtedness made in the ordinary course of business and permitted pursuant to §8.1.

§8.11 Transactions with Affiliates. Neither the Borrower nor the Guarantors shall, and none of them shall permit any Subsidiary of the Borrower or any Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.12 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, REIT will not create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof.

§9.	FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as so long as this Agreement is in effect:

§9.1 Reserved.

§9.2 Unencumbered Leverage Ratio. The Borrower will not at any time permit Consolidated Total Unsecured Indebtedness to exceed sixty percent (60%) of the Unencumbered Asset Value.

§9.3 Minimum Unencumbered Interest Coverage Ratio. The Borrower will not at any time permit the Unencumbered Interest Coverage Ratio to be less than 1.75 to 1.00.

§9.4 Total Leverage Ratio. The Borrower will not at any time permit Consolidated Total Indebtedness to exceed sixty percent (60%) of Consolidated Total Asset Value.

§9.5 Total Secured Leverage Ratio. The Borrower will not at any time permit Consolidated Total Secured Indebtedness to exceed forty percent (40%) of Consolidated Total Asset Value.

§9.6 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the most recently ended four (4) fiscal quarters to be less than 1.50 to 1.00.

§9.7 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (a) $3,425,000,000.00, plus (b) seventy-five percent (75%) of the Net Offering Proceeds of each Equity Offering after the date of this Agreement.

§10.	CLOSING CONDITIONS.

The Lenders’ consent to Colonial LP’s assignment to the Borrower all of Colonial LP’s rights and benefits under, and the Borrower’s assumption of all of Colonial LP’s obligations and liabilities under, the Original Credit Agreement, all as contemplated by §2.1, and the amendment and restatement of the Original Credit Agreement by this Agreement, are both subject to the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. Borrower shall deliver to Agent a Note for each Lender that requests the same. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Borrowing Base Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower or such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of the Borrower, each Guarantor and Colonial LP, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower, each Guarantor and Colonial LP an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower, the Guarantors, and Colonial LP in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees and Expenses. The Borrower and the Guarantors shall have paid to the Agent the fees payable pursuant to §4.2 and §4.3 and any expenses payable under the Mandate Letter dated as of July 12, 2013, by and among U.S. Bank, in its capacity as Agent and an Arranger, and REIT.

§10.7 Performance; No Default. The Borrower and the Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10 Reserved.

§10.11 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter for which REIT has provided financial statements under §6.4 adjusted in the best good faith estimate of REIT as of the Closing Date and giving proforma effect to the Colonial Merger Transactions. Such Compliance Certificate shall include a certification that each Unencumbered Borrowing Base Property described on Schedule 1.2 hereto is in compliance with the requirements of the Credit Agreement and a calculation of Unencumbered Adjusted NOI and Unencumbered Asset Value attributable to such Unencumbered Borrowing Base Properties.

§10.12 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.13 Reserved.

§10.14 Representations True; No Default; Confirming Certificate. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects as of the Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate from the chief executive office, chief financial officer, or other senior executive officer of the REIT reasonably acceptable to Agent certifying as to the foregoing matters.

§10.15 Other.

(a) All conditions set forth in the Closing Agreement shall have been satisfied;

(b) The Agent shall have received evidence satisfactory to it of the occurrence of the following:

(i) payment in full of all indebtedness, liabilities or obligations owing by Colonial, Colonial LP and any of their respective Subsidiaries under, and termination of, (x) that certain Credit Agreement dated as of March 30, 2012 by and among Colonial LP, the financial institutions party thereto as “Lenders” and Wells Fargo Bank, as Agent and (y) that certain Amended and Restated FMA Credit Agreement dated as of March 30, 2012, by and between Colonial LP and Wells Fargo Bank;

(ii) the obligations owing by Colonial LP under Term Loan Agreement dated as of July 22, 2011 (as subsequently amended, the “Existing Wells Fargo Term Loan Agreement”), by and among Colonial LP, the financial institutions from time to time party thereto as “Lenders”, and Wells Fargo Bank, National Association, as administrative agent, have been assumed by the Borrower (either by repayment of such obligations with proceeds of loans made available, or by assumption of such obligations by the Borrower) pursuant to the terms of a term loan agreement among the Borrower and the parties to the Existing Wells Fargo Bank Term Loan Agreement in substantially the same form, and containing substantially the same terms and conditions (other than interest rates, maturity date or administrative matters), of this Agreement;

(iii) the parties to the Term Loan Agreement dated as of March 1, 2012 by and among the Borrower, the financial institutions from time to time party thereto as “Lenders”, and KeyBank National Association, as Agent have amended the terms thereof to be consistent with the corresponding terms contained in this Agreement and in the Amended and Restated Credit Agreement dated as of August 7, 2013 by and among the Borrower, the financial institutions from time to time party thereto as “Lenders”, and KeyBank National Association, as Agent; and

(c) The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

The Agent shall notify the Borrower and the Lenders promptly upon the satisfaction (or waiver in accordance with the terms hereof) of the conditions precedent set forth in this §10.

§11.	RESERVED.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans or any fees or other Obligations due hereunder or under any of the other Loan Documents (other than those described in §12.1(a)) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §§9.1 - 9.7;

(d) the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(e) any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or under a Derivatives Contract or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement, or any other event occurs, contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or under a Derivatives Contract or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, settlement or purchase thereof; provided that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to pay or perform or the occurrence of such event, together with other failures to pay or perform or the occurrence of such events as described in this §12.1(f), involve singly or in the aggregate (i) obligations for Indebtedness (other than Non-Recourse Indebtedness) totaling in excess of $25,000,000.00 or (ii) Non-Recourse Indebtedness totaling in excess of $50,000,000.00;

(g) the Borrower, the Guarantors or any of their respective Material Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, the Guarantors or any of their respective Material Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors or any of their respective Material Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one or more uninsured or unbonded final judgments, orders or awards against the Borrower, the Guarantors or any of their respective Subsidiaries that exceed $50,000,000.00 per occurrence or in the aggregate in any calendar year;

(k) any of the Loan Documents or the Contribution Agreement (if any) shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement (if any), or to contest or challenge the validity or enforceability of any of the Loan Documents or the Contribution Agreement (if any) shall be commenced by or on behalf of the Borrower or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement (if any) is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any of the Guarantors or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any of the Guarantors or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(m) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, any of the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $20,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n) the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower, the Guarantors or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) any of the Unencumbered Borrowing Base Properties;

(o) any Change of Control shall occur; or

(p) an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, all of which the Borrower hereby waives.

§12.2 Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided, however, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that with respect to a Default under §7.4(c) the Borrower cures such Default within ten (10) days of the date the deliveries under §7.4(c) are due, or with respect to the other Defaults covered by §12.1(d), in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice from the Agent of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to comply with §5.2, §7.5(a), §7.12, §7.14, §7.17, §8.1, §8.2, §8.3, §8.4, §8.5, §8.7, §8.8, §8.9, §8.10, §8.12, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

§12.3 Reserved.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower and/or the Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.3; (ii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13; and (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6 Reserved.

§13.	SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and the Guarantors) but with the prior written approval of the Agent and the Required Lenders, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender, Agent will promptly provide Borrower with notice of any such set off of which Agent has received written notice. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.	THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders (or, where required hereunder, all of the affected Lenders). The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, the Guarantors or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5 Payments.

(a) A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(b).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, U.S. Bank shall have the same obligations and the same rights, powers and privileges in respect to the Loan made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation; Removal. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent by all of the Lenders (other than the Lender then acting as Agent) and the Borrower upon 30 days’ prior written notice if the Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any

Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or its removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Credit Percentages, against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Credit Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Credit Percentage from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable in any applicable jurisdiction.

§14.11 Agent May File Proofs of Claim. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13 Approvals. If consent of the Required Lenders is required for some action under this Agreement, or except as otherwise provided herein an approval of the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing. The provisions of this §14.13 shall not apply to any matter requiring approval of all Lenders or all affected Lenders.

§14.14 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.15 Lender Credit Decision. Each of the Lenders expressly acknowledges and agrees that neither the Agent nor any of its Affiliates has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to or any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Guarantor of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any Guarantor or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any other Affiliate thereof which may come into possession of the Agent or any of its Affiliates.

§15.	EXPENSES.

The Borrower and the Guarantors agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income), and including any taxes payable on or with respect to the transactions contemplated by this Agreement, and further including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower and the Guarantors hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans in connection with the primary syndication of the Loans, (e) all other reasonable actual and verifiable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance hereunder, and any assignment of Loans pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the reasonable fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower and the Guarantors or the administration thereof after the occurrence of a Default or Event of Default, including all such out-of-pocket expenses incurred in connection with any workout, restructuring or negotiation with respect thereto following the occurrence of a Default or an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by U.S. Bank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and each Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or an Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby or the Transactions, including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Borrowing Base Properties or the Loans, (b) any condition of the Unencumbered Borrowing Base Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Borrowing Base Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, and (i) shareholder or other lawsuits threatened or filed, or investigation undertaken as a result of the consummation of the Transactions, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower and the Guarantors shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. If, and to the extent that the obligations of the Borrower and the Guarantors under this §16 are unenforceable for any reason, the Borrower and the Guarantors hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loan and the Note held by it); provided that (a) the Agent, and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to an Affiliate of a Lender which is and remains controlled by or is under common control with the assigning Lender, to a Subsidiary which is and remains wholly-owned by such Lender, or to an Approved Fund), provided further that the Borrower will be deemed to have consented unless it provides notice to the Agent and the assigning Lender of its disapproval within ten (10) Business Days of receipt of such request, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to its Loan, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit D annexed hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment and an Administrative Questionnaire completed by the assignee Lender, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any Guarantor or be a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower) and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its Loan. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Credit Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or the Guarantors, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any of the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) extend the date fixed for the payment of principal of or interest on the Loan owing to such Lender, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon or (iv) release Borrower or any Guarantor (except as otherwise permitted under this Agreement).

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrower or the Guarantors. Neither the Borrower nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§18.7 Disclosure. The Borrower and the Guarantors each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Loan. The Borrower and the Guarantors each agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts to hold confidential all non-public information obtained from the Borrower or the Guarantors that has been identified in writing as confidential by any of them, and shall use reasonable efforts to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law, rule, regulation or court order, each Lender shall notify the Borrower in writing of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower or the Guarantors. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation; provided, however, no documents or modifications shall increase or otherwise affect the Borrower’s or any Guarantor’s liabilities hereunder or under any Loan Document.

§18.9 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Loan. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Loan, pro rata based upon their relevant Credit Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Loan, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Loan. Upon any such purchase of the Loan of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights and obligations hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Loan shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.8 which would be owed to such Non-Consenting Lender if the Loan were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Loan (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy, electronic mail or other similar form of communication, and addressed as follows:

If to the Agent:

U.S. Bank National Association

1100 Abernathy Rd.

Suite 1250

Atlanta, GA 30328

Attention: Loan Administration (MAA)

Telecopy Number: (770) 512-3125

E-Mail: Amy.Jonilonis@usbank.com

- and -

800 Nicollet Mall

USB Ctr. 3rd Floor R

Minneapolis, MN 55402

Mailcode: BC-MN-H03R

Attention: Elizabeth Correll

Telecopy Number: (612) 303-3851

E-Mail: Elizabeth.Correll@usbank.com

With a copy to:

Seyfarth Shaw LLP

620 Eighth Avenue

New York, NY 10018

Attention: Christopher J. Carolan, Esq.

Telecopy Number: (917) 344-1288

E-Mail: CCarolan@seyfarth.com

If to the Borrower:

Mid-America Apartments, L.P.

6584 Poplar Avenue

Memphis, Tennessee 38138

Attn: Andrew Schaeffer

Telecopy No.: (901) 682-6667

E-Mail: Andrew.Schaeffer@maac.com

With a copy to:

Bass, Berry & Sims, PLC

100 Peabody Place, Suite 900

Memphis, Tennessee 38103

Attn: John A. Stemmler

Telecopy No.: (901)543-5999

E-Mail: JStemmler@bassberry.com

to any other Lender which is a party hereto, at the address for such Lender set forth in its Administrative Questionnaire. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy, electronic mail or other similar form of communication is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt or upon confirmation of delivery if transmitted by telecopy, electronic mail or other similar form of communication. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least five (5) days’ prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.

§21.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

§21.2 EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT, OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE AGREEMENT REGARDING FEES OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT, OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

§21.3 THE BORROWER AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, OR ANY AFFILIATE OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE AGREEMENT REGARDING FEES OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT, OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT, OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

§21.4 THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND UNDER THE AGREEMENT REGARDING FEES, AND THE TERMINATION OF THIS AGREEMENT.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES OR DAMAGES OR OTHER REMEDIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER, OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their Affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, U.S. Bank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Loans (other than a reduction or waiver of interest at the Default Rate); (b) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than interest at the Default Rate) or fee payable under the Loan Documents; (c) a change in the amount of any fee payable to a Lender hereunder; (d) the postponement of any date fixed for any payment of principal of or interest on the Loan; (e) an extension of the Maturity Date; (f) a change in the manner of distribution of any payments to the Lenders or the Agent; (g) the release of the Borrower or any Guarantor except as otherwise provided in this Agreement; (h) an amendment of the definition of Required Lenders or Credit Percentage or of any requirement for consent by all of the Lenders; (i) any modification to require a Lender to fund a pro rata share of a Loan Increase except as otherwise agreed by such Lender in accordance with §2.11; (j) an amendment to this §27; (k) a waiver of any Default or Event of Default under §12.1(a) or §12.1(b); or (k) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders). The provisions of §14 may not be amended without the written consent of the Agent. In addition, no amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. The Borrower and the Guarantors each agree to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by U.S. Bank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or the Guarantors to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent and their permitted successors and assigns, and no other Person (other than any Person expressly entitled to indemnification under §15 hereof) shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower, the Guarantors or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34.	JOINT AND SEVERAL LIABILITY.

Each of the Borrower and the Guarantors covenants and agrees that each and every covenant and obligation of the Borrower or any Guarantor hereunder and under the other Loan Documents to which each is a party shall be the joint and several obligations of the Borrower and each Guarantor.

§35.	TERMINATION; SURVIVAL.

At such time as all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of §§4.4(b), 4.9, 4.10, 4.11, 14.7, 15 and 16 and any other provision of this Agreement and the other Loan Documents, and the provisions of §21, shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

§36.	EFFECT ON ORIGINAL CREDIT AGREEMENT.

(a) Original Credit Agreement. Upon satisfaction of the conditions precedent set forth in §10 and §11, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Original Credit Agreement, and the Original Credit Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.

(b) NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE

OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE ORIGINAL CREDIT AGREEMENT PURSUANT TO THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY COLONIAL LP UNDER OR IN CONNECTION WITH THE ORIGINAL CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE ORIGINAL CREDIT AGREEMENT).

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each of the undersigned have caused this Amended and Restated Term Loan Agreement to be executed under seal by its duly authorized representatives as of the date first set forth above.

BORROWER:

MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership

By:	Mid-America Apartment Communities, Inc., a Tennessee corporation, its sole general partner

	By:	/s/ Andrew Schaeffer
		Name:	Andrew Schaeffer
		Title:	SVP, Treasurer

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Mid-America Apartments, L.P., a Tennessee limited partnership, its sole general partner

By:	Mid-America Apartment Communities, Inc., a Tennessee corporation, its sole general partner

By:	/s/ Andrew Schaeffer
	Name:	Andrew Schaeffer
	Title:	SVP, Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ J. Lee Hord
	Name:	J. Lee Hord
	Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

WELLS FARGO BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sam Supple
	Name:	Sam Supple
	Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Brendan Poe
	Name:	Brendan Poe
	Title:	Executive Director

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

SYNOVIUS BANK, as a Lender

By:	/s/ Anne H. Lovette
	Name:	Anne H. Lovette
	Title:	Senior Relationship Manager

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Ahaz A. Armstrong
	Name:	Ahaz A. Armstrong
	Title:	Assistant Vice President

[Signatures Continued on Next Page]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Andrew T. White
	Name:	Andrew T. White
	Title:	Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Amended and Restated Term Loan Agreement

with Mid-America Apartments, L.P.]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Frederick Denecke
	Name:	Frederick Denecke
	Title:	Senior Vice President